AMENDMENT No. 1 (“Amendment”) TO EXECUTIVE EMPLOYMENT AGREEMENT is made this 10th day of May 2017 between ORGENESIS INC. (the “Company”) and VERED CAPLAN (“Executive”).

WHEREAS, the Company and Executive desire to amend the Executive Employment Agreement entered into by the parties on March 30, 2017 (the “Agreement”) to clarify the grant and vesting of options, as hereinafter provided.

NOW THEREFORE in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which is also hereby acknowledged by each of the parties hereto, the parties hereto hereby agree as follows:

1.	All capitalized terms not otherwise defined herein shall have the meanings set out in the Agreement.

2.	Section 3(d) of the Agreement is deleted in its entirety and replaced with the following:

“(d) Equity. Subject to approval of the Board or an appropriate committee thereof and subject to shareholder approval of the Orgenesis Inc. 2017 Equity Incentive Plan (the “Plan”), Executive is entitled to options or other grants under the terms of the Plan. Subject to approval by the compensation committee, as soon as practically possible following stockholder approval of the Plan, the Company shall grant Executive pursuant to the terms of the Plan, a stock option (the “Initial Option”) to purchase 1,000,000 shares of common stock of the Company, at a per share exercise price equal to the Fair Market Value (as defined in the Plan) of the Company’s common stock on the date of grant. Thereafter, beginning in fiscal 2018, subject to approval by the compensation committee, Executive shall be entitled to an additional option (the “Additional Option”; together with the Initial Option, the “Options”) to purchase 3,000,000 shares of common stock of the Company in such amounts per fiscal year as shall be consistent with the Plan, in each case at a per share exercise price equal to the Fair Market Value (as defined in the Plan) of the Company’s common stock on the date of grant; provided however, that the Company shall grant a minimum of 1,000,000 Additional Options not later than the anniversary of the Commencement Date in each of the three years hereafter. In all cases, the Options shall be, to the maximum extent permissible, treated as an “incentive stock option” within the meaning of Section 422 of the Code. The Initial Option shall vest in two equal tranches upon the six and twelfth month anniversary of the Commencement Date. The Additional Option shall vest in tranches of 500,000 shares every six months from the date of grant, provided that Executive remains employed by Company on the vesting date; provided, further, however, that the Options shall vest fully immediately prior to a Change of Control (as defined below),or as otherwise provided for in the Plan. The Options shall be evidenced in writing by, and subject to the terms and conditions of, the Plan and the Company’s standard form of stock option agreement, which agreement shall include cashless exercise provisions, expire ten (10) years from the date of grant except as otherwise provided in the stock option agreement or the Plan.

3.	In all other respects the terms and conditions of the Agreement shall continue in full force and effect.

4.

Each of the parties hereto agrees to do and/or execute all such further and other acts, deeds, things, devices, documents and assurances as may be required in order to carry out the true intent and meaning of this Amending Agreement.

5.	This Amendment shall enure to the benefit of and be binding upon the parties hereto and each of their successors and permitted assigns, as the case may be.

6.	This Amendment may be executed in counterparts and by electronic or facsimile transmission, each of which shall be deemed to be an original and all of which shall constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

ORGENESIS INC.

By:	/s/ David Sidransky
Title:	Director

/s/ Vered Caplan
VERED CAPLAN